Exhibit 10.42

AMENDMENT TO CEC ENTERTAINMENT, INC.

DEVELOPMENT AGREEMENT

FOR THE STATE OF WASHINGTON

The CEC Entertainment, Inc. Development Agreement between                                          (“Developer” or “You”) and CEC Entertainment, Inc. (“Franchisor”) dated                              (the “Agreement”) shall be amended by the addition of the following language, which shall be considered an integral part of the Agreement (the “Amendment”):

WASHINGTON LAW MODIFICATIONS

1. The Director of the Washington Department of Financial Institutions requires that certain provisions contained in franchise documents be amended to be consistent with Washington law, including the Washington Franchise Investment Protection Act, WA Rev. Code §§ 19.100.010 to 19.100.940 (1991). To the extent that the Agreement contains provisions that are inconsistent with the following, such provisions are hereby amended:

a.	Washington Franchise Investment Protection Act provides rights to You concerning termination of the Agreement. If the Agreement contains a provision that is inconsistent with the Act, the Act shall control.

b.	If Developer is required in the Agreement to execute a release of claims, such release shall exclude claims arising under the Washington Franchise Investment Protection Act; except when the release is executed under a negotiated settlement after the Agreement is in effect and where the parties are represented by independent counsel. If there are provisions in the Agreement that unreasonably restrict or limit the statute of limitations period for claims brought under the Act, or other rights or remedies under the Act, those provisions may be unenforceable.

c.	If the Agreement requires litigation, arbitration or mediation to be conducted in a forum other than the State of Washington, the requirement may be unenforceable under Washington law. Arbitration involving a franchise purchased in the State of Washington must either be held in the State of Washington or in a place mutually agreed upon at the time of the arbitration, or as determined by the arbitrator.

d.	If the Agreement requires that it be governed by a state’s law, other than the State of Washington, and there is a conflict between the law and the Washington Franchise Investment Protection Act, the Washington Franchise Investment Protection Act shall control.

2. Each provision of this Amendment shall be effective only to the extent that the jurisdictional requirements of the Washington law applicable to the provision are met independent of this Amendment. This Amendment shall have no force or effect if such jurisdictional requirements are not met.

3. As to any state law described in this Amendment that declares void or unenforceable any provision contained in the Development Agreement, Franchisor reserves the right to challenge the enforceability of the state law by, among other things, bringing an appropriate legal action or by raising the claim in a legal action or arbitration that you have initiated.

IN WITNESS WHEREOF, the parties hereto have fully executed, sealed and delivered this Amendment to the Agreement on                             , 20    .

FRANCHISOR:	DEVELOPER:

CEC Entertainment, Inc.

By:	By:
Name:	Name:
Title:	Title:

Witness:	Witness:

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